UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 15/A2

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number   000-21472
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                        American Resources Offshore, Inc.
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             (Exact name of registrant as specified in its charter)

          801 Travis, Suite 2100, Houston, Texas 77002, (713) 227-7660
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.00001 per share
            Series 1993 Preferred Stock, par value $12.00 per share
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           |X|                 Rule 12h-3(b)(1)(i)       |X|
Rule 12g-4(a)(1)(ii)          | |                 Rule 12h-3(b)(1)(ii)      | |
Rule 12g-4(a)(2)(i)           | |                 Rule 12h-3(b)(2)(i)       | |
Rule 12g-4(a)(2)(ii)          | |                 Rule 12h-3(b)(2)(ii)      | |
                                                  Rule 15d-6                |X|

 Approximate number of holders of record as of the certification or notice date:
  One
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     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 22, 2002                                   /s/ G. Brian Lloyd
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                                                         By:     G. Brian Lloyd,
                                                                 Vice President